Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 26, 2013 (except for the effects of the adjustments made to the purchase price allocation of the fair value of net assets acquired and liabilities assumed described in Note 1, as to which the date is December 19, 2013), relating to the financial statements and financial statement schedule of Pentair Ltd. and subsidiaries (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to changes in certain of Pentair Ltd.’s methods of accounting for defined benefit pension and other postretirement benefit costs in 2012), and the effectiveness of Pentair Ltd.’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Pentair Ltd. filed on December 19, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 19, 2013